UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2010

SILICON STORAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

California	000-26944	77-0225590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Kifer Road Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 735-9110

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2010, Silicon Storage Technology, Inc., a California corporation, or SST, entered into a voting agreement with Bing Yeh, our Executive Chairman and Chief Executive Officer, and his affiliates, or the Yeh Voting Agreement, pursuant to which Mr. Yeh and his affiliates have agreed to vote in favor of the approval of any transaction that is now or in the future recommended by SST’s Board of Directors or the Strategic Committee of SST’s Board of Directors for approval by SST’s shareholders. Mr. Yeh and his affiliates granted an irrevocable proxy to Edward Yang, a member of SST’s Board of Directors, to vote their shares of SST’s common stock pursuant to the Yeh Voting Agreement. SST agreed to indemnify Mr. Yeh and his affiliates against all costs, expenses, judgments, fines, losses, amounts paid in settlement, claims, penalties, damages and liabilities incurred by them in connection with the Yeh Voting Agreement and the transactions contemplated thereby. The Yeh Voting Agreement terminates upon the earlier of: (1) the closing of the transactions contemplated by the Agreement and Plan of Merger, dated February 2, 2010, with Microchip Technology Incorporated, a Delaware corporation, or Parent, and Sun Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent, (or any alternate acquisition agreement); (2) May 31, 2010; or (3) any actual or attempted sale, assignment, transfer, pledge, lien, disposition or encumbrance of the Yeh Voting Agreement by SST.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit Number	Description

10.1	Voting Agreement, dated March 15, 2010, by and among Silicon Storage Technology, Inc., Bing Yeh, Deborah Yeon-May Yeh, Golden Eagle Capital L.P. and Yeh Family Trust U/T/D dated August 14, 1995.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated March 16, 2010

SILICON STORAGE TECHNOLOGY, INC.

By:	/s/ JAMES B. BOYD
James B. Boyd
Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit Number	Description

10.1	Voting Agreement, dated March 15, 2010, by and among Silicon Storage Technology, Inc., Bing Yeh, Deborah Yeon-May Yeh, Golden Eagle Capital L.P. and Yeh Family Trust U/T/D dated August 14, 1995.